Exhibit 10.1

FOURTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 10, 2014 (this “Fourth Amendment”) is made by and among GSI Group Corporation, a Michigan corporation (the “Lead Borrower”), NDS Surgical Imaging, LLC, a Delaware limited liability company (“NDS” and, together with the Lead Borrower, the “Borrowers” and each a “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (“Holdings”), each of the other Guarantors party hereto, each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of December 27, 2012 (as amended pursuant to that certain Consent and First Amendment to Amended and Restated Credit Agreement dated as of January 14, 2013, that certain Joinder and Amendment Agreement dated as of February 1, 2013, that certain Second Amendment to Amended and Restated Credit Agreement dated as of April 30, 2013, and that certain Third Amendment to Amended and Restated Credit Agreement dated as of September 13, 2013, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain financial accommodations to the Borrowers;

WHEREAS, pursuant to Section 2.15 of the Credit Agreement, the Borrowers have provided notice to the Administrative Agent to request a $100,000,000 increase in the Revolving Credit Facility;

WHEREAS, the Lenders have agreed to provide new or additional Revolving Credit Commitments, as applicable, pursuant to the terms and conditions set forth herein and in the Credit Agreement; and

WHEREAS, the Borrowers, the Lenders and Administrative Agent wish to amend the Credit Agreement in certain respects, all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1. Definitions. Except as otherwise defined in this Fourth Amendment, terms defined in the Credit Agreement are used herein as defined therein.

2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 3 below, the undersigned Lenders hereby agree that, effective as of the date hereof, the Credit Agreement shall be amended as follows:

(a) The definition of “Consolidated Funded Indebtedness” in Section 1.01 of the Credit Agreement shall be amended by inserting the phrase “other than in respect of Capitalized Leases for real property (if capitalization of such leases arises under GAAP)” at the end of clause (e) so that the entire definition of Consolidated Funded Indebtedness reads as follows:

““Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder and any Permitted Subordinated Debt) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all Purchase Money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness other than in respect of Capitalized Leases for real property (if capitalization of such leases arises under GAAP), (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than any Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary, in the cases of clauses (a), (b) and (d), to the extent any of such obligations would appear as a liability on the face of a balance sheet of Holdings prepared in accordance with GAAP.”

(b) The definition of “Eurodollar Rate” in Section 1.01 of the Credit Agreement shall be amended by deleting the definition in its entirety and inserting the following definition in its stead:

““Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if LIBOR is not available, a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR or, if LIBOR is not available, a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(c) The definition of “Fee Letter” in Section 1.01 of the Credit Agreement shall be amended by deleting the definition in its entirety and inserting the following definition in its stead:

““Fee Letter” means the letter agreement, dated as of January 14, 2014, among the Borrowers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Administrative Agent.”

(d) Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the following defined term in the appropriate alphabetical order:

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

(e) Section 7.02(f) (Indebtedness) of the Credit Agreement shall be amended by inserting the phrase “(other than in respect of Capitalized Leases for real property ((if capitalization of such leases arises under GAAP)” so that the entire Section 7.02(f) reads as follows:

“Purchase Money Indebtedness and Attributable Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness (other than in respect of Capitalized Leases for real property (if capitalization of such leases arises under GAAP)) at any one time outstanding shall not exceed $5,000,000;”

(f) Section 7.03(j)(iv) (Investments) of the Credit Agreement shall be amended by deleting “2.25” therefrom and inserting “2.50” in its stead, so that the entire Section 7.03(j)(iv) reads as follows:

“(A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, (x) Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby, (y) the Consolidated Leverage Ratio for the twelve-month period ended as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b) shall be no more than 2.50 : 1.00 calculated as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (z) the Borrowers shall have Excess Availability of at least $25,000,000; and”

(g) Section 7.06(h) (Restricted Payments) of the Credit Agreement shall be amended by deleting “2.25” therefrom and inserting “2.50” in its stead, so that the entire Section 7.06(h) reads as follows:

“Holdings, each Borrower and each Subsidiary may make repurchases of their Equity Interests so long as (A) immediately before and immediately after giving pro forma effect to any such repurchase, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such repurchase, (x) Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such repurchase had been consummated as of the first day of the fiscal period covered thereby, (y) the Consolidated Leverage Ratio for the twelve-month period ended as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b) shall be no more than 2.50 : 1.00 calculated as though such repurchase had been consummated as of the first day of the fiscal period covered thereby and (z) the Borrowers shall have Excess Availability of at least $25,000,000.”

(h) Section 7.10(b) (Financial Covenants) of the Credit Agreement shall be amended by deleting “2.75” therefrom and inserting “3.00” in its stead, so that the entire Section 7.10(b) reads as follows:

“Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the end of any Measurement Period to be greater than 3.00 : 1.00.”

(i) Exhibit D (Form of Compliance Certificate) and Exhibit N (Form of Permitted Acquisition Certificate) to the Credit Agreement are hereby amended by deleting such exhibits in their entirety and replacing them with the corresponding exhibits set forth in Annex I attached hereto.

(j) The schedules to the Credit Agreement are hereby amended by deleting such schedules in their entirety and replacing them with the corresponding schedules set forth in

Annex II attached hereto. To the extent necessary, the Lenders will make assignments of Revolving Credit Loans to give effect to the new Revolving Credit Commitments set forth on the new Schedule 2.01.

3. Conditions Precedent. The amendments to the Credit Agreement set forth in Section 2 hereof shall become effective, as of the date hereof, upon satisfaction of the following conditions precedent:

(a) the Borrowers shall have delivered to the Administrative Agent a counterpart of this Fourth Amendment executed by the Borrowers and each other Loan Party;

(b) the Required Lenders and the Administrative Agent shall have indicated their consent and agreement by executing this Fourth Amendment;

(c) the Borrowers shall have delivered to the Administrative Agent new or amended and restated Revolving Credit Notes, as appropriate;

(d) the Loan Parties shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Lead Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of Section 2.15 of the Credit Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (B) no Default or Event of Default exists;

(e) the Borrowers shall have paid all fees and other amounts due and payable by it under the Credit Agreement, including to the extent invoiced the reasonable fees, costs and expenses owing to Choate, Hall & Stewart LLP, and under the Fee Letter;

(f) the representations and warranties made by each Loan Party in Section 4 hereof are true and correct as of the date hereof; and

(g) no Event of Default shall have occurred and be continuing.

4. Representations and Warranties.

(a) The Borrowers and the other Loan Parties each represents and warrants to the Lenders that the representations and warranties of the Loan Parties contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on the date hereof, other than any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date hereof; provided that (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (b) the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively and (c) each reference in the Credit Agreement to “this Agreement” or the “Credit Agreement” or the like shall include reference to this Fourth Amendment and the Credit Agreement as amended hereby.

(b) The execution, delivery and performance by each Loan Party of this Fourth Amendment has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; except for conflicts or breaches which could not reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Fourth Amendment or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) those which have been duly obtained, taken, given or made and are in full force and effect, (ii) those required under agreements that a Loan Party is permitted to execute pursuant to this Fourth Amendment, (iii) those required by applicable law or regulation, and (iv) those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect.

(d) This Fourth Amendment has been, and each other Loan Document, when delivered hereunder and under the Credit Agreement, will have been, duly executed and delivered by each Loan Party that is party thereto. This Fourth Amendment constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by Debtor Relief Laws or by general principals of equity.

5. Effect on Loan Documents. The Credit Agreement (as amended hereby), including the Continuing Guaranty set forth in Article X thereof, and the other Loan Documents shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed in all respects by the Borrowers and the Guarantors. Except as expressly set forth herein the execution, delivery, and performance of this Fourth Amendment shall not operate as a waiver or an amendment of any right, power, or remedy of the Administrative Agent or any

Lender under the Credit Agreement or any other Loan Document, as in effect prior to the date hereof. Each of the Loan Parties hereby ratifies and confirms in all respects all of its obligations under the Credit Agreement (as amended hereby) and the other Loan Documents to which it is a party. For purposes of clarity, the provisions of Section 2.15 (Increase in Revolving Credit Facility) shall, notwithstanding the $100,000,000 increase in the Revolving Credit Commitment requested by the Borrowers and given effect by this Fourth Amendment, continue to be effective and available to the Borrowers in an amount not exceeding $100,000,000 (in accordance with the terms of the Credit Agreement), following consummation of the transactions contemplated by this Fourth Amendment.

6. No Novation; Entire Agreement. This Fourth Amendment evidences solely the amendment of the terms and provisions of the obligations of the Borrowers and the other Loan Parties under the Loan Documents and is not a novation or discharge thereof. There are no other understandings, express or implied, among the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders regarding the subject matter hereof or thereof.

7. Choice of Law. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

8. Counterparts; Facsimile Execution. This Fourth Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Fourth Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Fourth Amendment.

9. Construction. This Fourth Amendment is a Loan Document. This Fourth Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Fourth Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement. Upon and after the effectiveness of this Fourth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the date first above written.

LEAD BORROWER:
GSI GROUP CORPORATION

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Chief Financial Officer

HOLDINGS:
GSI GROUP INC.

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Chief Financial Officer

GUARANTORS:
EXCEL TECHNOLOGY, INC.
MICROE SYSTEMS CORP.
MES INTERNATIONAL INC.

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Secretary

CAMBRIDGE TECHNOLOGY, INC.
CONTINUUM ELECTRO-OPTICS, INC.
PHOTO RESEARCH, INC.
SYNRAD, INC.

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Assistant Secretary

GSI GROUP LIMITED

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Director

[Fourth Amendment to Credit Agreement]

BORROWER:
NDS SURGICAL IMAGING, LLC

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	President

[Fourth Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Larkin
Name:	Angela Larkin
Title:	Assistant Vice President

[Fourth Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Luanne T. Smith
Name:	Luanne T. Smith
Title:	Vice President

[Fourth Amendment to Credit Agreement]

SILICON VALLEY BANK

By:	/s/ Michael Shuhy
Name:	Michael Shuhy
Title:	Vice President

[Fourth Amendment to Credit Agreement]

HSBC BANK USA N.A.

By:	/s/ Dan Lobdell
Name:	Dan Lobdell
Title:	Vice President

[Fourth Amendment to Credit Agreement]

TD BANK, N.A.

By:	/s/ Meredith E. Christensen
Name:	Meredith E. Christensen
Title:	Vice President

[Fourth Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter M. Killea
Name:	Peter M. Killea
Title:	Senior Vice President

[Fourth Amendment to Credit Agreement]

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Jed Hall
Name:	Jed Hall
Title:	Managing Director

[Fourth Amendment to Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

	Term Commitments		Revolving Credit Commitments
Lender	Commitment	Applicable Percentage	Commitment	Applicable Percentage

Bank of America, N.A.	$11,375,000.00	28.000000000%	$44,750,000.00	25.571428571%
Silicon Valley Bank	$9,750,000.00	24.000000000%	$40,250,000.00	23.000000000%
HSBC Bank USA, N.A.	$6,500,000.00	16.000000000%	$28,000,000.00	16.000000000%
JPMorgan Chase Bank, N.A.	$5,687,500.00	14.000000000%	$26,812,500.00	15.321428571%
TD Bank, N.A.	$5,687,500.00	14.000000000%	$24,312,500.00	13.892857143%
Brown Brothers Harriman & Co.	$1,625,000.00	4.000000000%	$10,875,000.00	6.214285714%
Total	$40,625,000.00	100.000000000%	$175,000,000.00	100.000000000%